Exhibit 99.1

Investor Relations Contact: 415.972.7080 | Media Inquiries Contact: 415.973.5930 | www.pgecorp.com
September 13, 2019

In Second Major Settlement, PG&E Reaches Agreement in Principle to Resolve Insurance
Subrogation Claims Relating to 2017 and 2018 Wildfires

PG&E Has Now Reached Settlements with Two of Three Major Groups of Wildfire Claimants;
Remains Committed to Working with Individual Claimants

SAN FRANCISCO, Calif.—PG&E Corporation and Pacific Gas and Electric Company (together, “PG&E”) have agreed in principle with entities representing approximately 85 percent of insurance subrogation claims to an $11 billion settlement to resolve all such claims arising from the 2017 Northern California wildfires and 2018 Camp Fire. These claims are based on payments made by insurance companies to individuals and businesses with insurance coverage for wildfire damages.

The settlement is subject to definitive documentation and approval of the Bankruptcy Court overseeing PG&E’s Chapter 11 case. The settlement is to be implemented pursuant to PG&E’s Chapter 11 Plan of Reorganization (the “Plan”), and subject to confirmation of the Plan by the Bankruptcy Court.

“Today’s settlement is another step in doing what’s right for the communities, businesses, and individuals affected by the devastating wildfires,” said Bill Johnson, CEO and President of PG&E Corporation. “As we work to resolve the remaining claims of those who’ve suffered, we are also focused on safely and reliably delivering energy to our customers, improving our systems and infrastructure, and continuing to support California’s clean energy goals. We are committed to becoming the utility our customers deserve.”

This is PG&E’s second major settlement of wildfire claims. On June 19, 2019, PG&E and 18 local public entities (cities, counties, districts and public agencies) announced that they had reached agreements to settle their claims relating to the 2015, 2017, and 2018 wildfires for a total of $1 billion to be implemented as part of the Plan. Proceedings regarding the third and final major group of wildfire claims are currently pending in both Federal District Court and State Court.

PG&E remains committed to working with the individual plaintiffs to fairly and reasonably resolve their claims and will continue to work to do so.

In connection with today’s settlement, PG&E amended the previously announced equity financing commitment agreements to accommodate the total amount of subrogation claims contemplated by the settlement and reaffirmed the total $14 billion equity financing commitment target for the Plan. PG&E has received renewed commitments of $1.5 billion under the revised equity financing commitments and intends to seek remaining equity financing commitments over the next several weeks. PG&E expects that the equity financing commitment will be part of a more comprehensive financing package to emerge from Chapter 11. PG&E also expects to amend the Plan to incorporate the terms of the settlement of the subrogation claims after completion of the definitive documentation for the settlement.

Public Dissemination of Certain Information

PG&E Corporation and Pacific Gas and Electric Company (the “Utility”) routinely provide links to the Utility’s principal regulatory proceedings with the CPUC and the Federal Energy Regulatory Commission (FERC) at http://investor.pgecorp.com, under the “Regulatory Filings” tab, so that such filings are available to investors upon filing with the relevant agency. PG&E Corporation and the Utility also routinely post, or provide direct links to, presentations, documents, and other information that may be of interest to investors at http://investor.pgecorp.com, under the “Chapter 11,” “Wildfire Updates” and “News & Events: Events & Presentations” tabs, respectively, in order to publicly disseminate such information. It is possible that any of these filings or information included therein could be deemed to be material information.

About PG&E Corporation

PG&E Corporation (NYSE: PCG) is a holding company headquartered in San Francisco. It is the parent company of Pacific Gas and Electric Company, an energy company that serves 16 million Californians across a 70,000-square-mile service area in Northern and Central California. Each of PG&E Corporation and the Utility is a separate entity, with distinct creditors and claimants, and is subject to separate laws, rules and regulations. For more information, visit http://www.pgecorp.com.

Forward-Looking Statements

This press release contains forward-looking statements that are not historical facts, including statements about the beliefs, expectations, estimates, future plans and strategies of PG&E Corporation and the Utility, including but not limited to their Chapter 11 plan and related financings. These statements are based on current expectations and assumptions, which management believes are reasonable, and on information currently available to management, but are necessarily subject to various risks and uncertainties, including the timely completion of definitive documentation relating to the settlement, the ability of the Corporation to obtain the remaining amount of needed equity financing commitments, and the possibility that the conditions to emergence in the Plan or to funding under equity financing commitments will not be satisfied. In addition to the risk that these assumptions prove to be inaccurate, factors that could cause actual results to differ materially from those contemplated by the forward-looking statements include factors disclosed in PG&E’s Corporation’s and the Utility’s Annual Report on Form 10-K for the year ended December 31, 2018, their Quarterly Reports on Form 10-Q for the quarters ended March 31, 2019 and June 30, 2019, and their subsequent reports filed with the Securities and Exchange Commission. Additional factors include, but are not limited to, those associated with the Chapter 11 cases of PG&E Corporation and the Utility that commenced on January 29, 2019. PG&E Corporation and the Utility undertake no obligation to publicly update or revise any forward-looking statements, whether due to new information, future events or otherwise, except to the extent required by law.

No Securities Offering

This is not an offering of securities and securities may not be offered or sold absent registration or an applicable exemption from the registration requirements.